Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is made and entered into as of April 26, 2013 by and among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”); each of the Lenders which is a party to the Loan Agreement (as defined below) (individually, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, Administrative Agent for the Lenders and Lead Arranger (in such capacity, together with its successors in such capacity, the “Agent”).

RECITALS

A.            The Borrower, the Lenders and the Agent executed and delivered that certain Loan Agreement dated as of March 8, 2011, as amended by instrument dated as of September 22, 2011.  Said Loan Agreement, as heretofore amended,  is herein called the “Loan Agreement”.  Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to it in the Loan Agreement.

B.            The Borrower, the Lenders and the Agent desire to amend the Loan Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent do hereby agree as follows:

SECTION 1. Amendments to Loan Agreement.

(a)           The definition of “Affiliate” set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

Affiliate means any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.  Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

(b)           The definition of “Margin Percentage” set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

Margin Percentage means, on any day, the applicable per annum percentage rate set forth at the appropriate intersection in the table shown below, based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt:

Index Debt Rating (S&P/Moody’s)	Margin Percentage for LIBOR Borrowings	Margin Percentage for Base Rate Borrowings	Margin Percentage for Commitment Fees

Greater than or equal to A+/A1 (Tier 1)	1.000%	0.000%	0.100%
A/A2 (Tier 2)	1.125%	0.125%	0.125%
A-/A3 (Tier 3)	1.250%	0.250%	0.150%
BBB+/Baa1 (Tier 4)	1.500%	0.500%	0.200%
Less than BBB+/Baa1 (Tier 5)	1.750%	0.750%	0.250%

If the Index Debt rating is split-rated, the higher rating will apply; if split-rated by more than one level, the pricing Tier applicable to the level one grade lower than the higher level will apply.  If either S&P or Moody’s no longer issue an Index Debt rating for Borrower, the pricing Tier will be based solely upon the S&P or Moody’s Index Debt rating that is issued and effective.  If neither S&P nor Moody’s issue an Index Debt rating for Borrower, pricing will be based on Tier 5 until either S&P or Moody’s issues a Index Debt rating for Borrower.  If the ratings established or deemed to have been established by S&P or Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by S&P or Moody’s, irrespective of when notice of such change shall have been furnished by Borrower to Agent and the Lenders pursuant to this Agreement or otherwise.  Each change in the Margin Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P or Moody’s shall change, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Margin Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

(c)           The definition of “Regulatory Change” set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

Regulatory Change means with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not have the force of law), in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

(d)           The definition of “Revolving Loan Maturity Date” set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

Revolving Loan Maturity Date means the maturity of the Notes, April 26, 2017.

(e)           Section 8.5 of the Loan Agreement is hereby amended to read in its entirety as follows:

8.5          Redemption, Dividends and Distributions.  At any time:  (a) redeem, retire or otherwise acquire, directly or indirectly, any equity interest in Borrower other than redemptions, retirements and stock repurchases, which may be made so long as no Event of Default has occurred which is continuing (or would result therefrom) or (b) make any distributions of any Property or cash to the owner of any of the equity interests in Borrower or any of its Material Subsidiaries other than Permitted Dividends.

SECTION 2. Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon each of the following:

(a)           the Agent shall have received from the Borrower and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment; and

(b)           the Agent shall have received such documents and certificates and opinions as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the execution and delivery of this Amendment, all in form and substance reasonably satisfactory to the Agent and its counsel; and

(c)           the Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, an upfront fee equal to 12.5 basis points on their respective Commitments.

SECTION 3. Ratification.  Except as expressly amended by this Amendment, the Loan Agreement and the other Loan Documents shall remain in full force and effect.  None of the rights, title and interests existing and to exist under the Loan Agreement are hereby released, diminished or impaired, and the Borrower hereby reaffirms all covenants, representations and warranties in the Loan Agreement (except such representations and warranties which are, by their express terms, limited to a prior date).

SECTION 4. Expenses.  The Borrower shall pay to the Agent all reasonable fees and expenses of its respective legal counsel (pursuant to Section 11.3 of the Loan Agreement) incurred in connection with the execution of this Amendment.

SECTION 5. Certifications.  The Borrower hereby certifies that after giving effect to this Amendment (a) no material adverse change in the assets, liabilities, financial condition, business or affairs of the Borrower has occurred since December 31, 2012 and (b) no uncured Default or uncured Event of Default has occurred and is continuing or will occur as a result of this Amendment.

SECTION 6. Representations.  This Amendment has been duly executed and delivered by Borrower and is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Amendment (a) have all been duly authorized by all necessary action; (b) are within the power and authority of Borrower; (c) to Borrower’s knowledge, do not and will not contravene or violate any Legal Requirement applicable to Borrower or any of its Subsidiaries or the Organizational Documents of Borrower or any of its Subsidiaries, the contravention or violation of which would reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which Borrower or any of its Subsidiaries or any of their Properties may be bound the contravention or violation of which would reasonably be expected to have a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any material Property of Borrower or any of its Material Subsidiaries except for Permitted Liens.  All necessary permits, registrations and consents for such execution, delivery and performance have been obtained, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect.

SECTION 7. Pari Passu Obligations.  Borrower shall ensure that at all times any unsecured and unsubordinated claims against Borrower under the Loan Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

SECTION 8. Miscellaneous.  This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent and their respective successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by the required parties; (c) shall be governed by and construed in accordance with the laws of the State of New York and the United States of America and shall be subject to the provisions of Section 11.14 and Section 11.15 of the Loan Agreement; (d) may be executed in several counterparts by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement and (e) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.  The headings herein shall be accorded no significance in interpreting this Amendment.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THE LOAN AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

HCC INSURANCE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Brad T. Irick
Brad T. Irick, Executive Vice President &
Chief Financial Officer

[Signature Page for Second Amendment to Loan Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent
and as a Lender

By:	/s/ Chad D. Johnson
Name:	Chad D. Johnson
Title:	Senior Vice President

[Signature Page for Second Amendment to Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Christopher Choi
Name:	Christopher Choi
Title:	Director

[Signature Page for Second Amendment to Loan Agreement]

BARCLAYS BANK PLC

By:	/s/ Dan Broome
Name:	Dan Broome
Title:	Director

[Signature Page for Second Amendment to Loan Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas A. Kiepura
Name:	Thomas A. Kiepura
Title:	Senior Credit Executive

[Signature Page for Second Amendment to Loan Agreement]

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jonathan Biggs
Name:	Jonathan Biggs
Title:	Relationship Director

[Signature Page for Second Amendment to Loan Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ James Cribbet
Name:	James Cribbet
Title:	Senior Vice President

[Signature Page for Second Amendment to Loan Agreement]

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Kelly Nash
Name:	Kelly Nash
Title:	Vice President

[Signature Page for Second Amendment to Loan Agreement]

THE BANK OF NEW YORK MELLON

By:	/s/ Adim Offurum
Name:	Adim Offurum
Title:	Vice President

[Signature Page for Second Amendment to Loan Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Karen Czys
Name:	Karen Czys
Title:	Second Vice President

[Signature Page for Second Amendment to Loan Agreement]